Exhibit 99.1
For Immediate Release
August 24, 2010
Clearwire to Host Webcast on August 30 to Unveil Plans to
Serve New Customer Segment
Kirkland, Wash. — Aug. 24, 2010 - Clearwire Corporation (NASDAQ:CLWR) will host a webcast for media and industry analysts on Monday, August 30 at 11:30 a.m. Eastern Time to unveil its plans to serve a new customer segment. The presentation will be hosted by Clearwire’s Chief Commercial Officer, Mike Sievert.
Members of the press and industry analysts are encouraged to register now for the upcoming live webcast. Please visit the Clearwire Newsroom at http://www.clearwire.com/newsroom to register for the event.
Information about Clearwire is available at http://www.clearwire.com. For press and broadcast: images, video and company logos are available from the Clearwire Newsroom at www.clearwire.com/newsroom. To subscribe to Clearwire’s RSS news feed, click here.
About Clearwire
Clearwire Corporation (NASDAQ:CLWR), through its operating subsidiaries, is a leading provider of wireless broadband services. Clearwire’s 4G network is currently available in areas of the U.S. where approximately 56 million people live and the company plans to continue to expand its 4G coverage. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides an unprecedented combination of speed and mobility to deliver next generation broadband access. The company markets its 4G service through its own brand called CLEAR® as well as through its wholesale relationships with Sprint, Comcast and Time Warner Cable. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire is headquartered in Kirkland, Wash. Additional information is available at http://www.clearwire.com.
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Clearwire and CLEAR are trademarks or registered trademarks of Clearwire Communications LLC in the United States and/or other countries. All other company or product names are trademarks of their respective owners.
For More Information, Press Only:
JLM Partners for Clearwire
Mike DiGioia, 206-381-3600
Mike@jlmpartners.com